                                                                     EXHIBIT 3.3

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      UNITED RENTALS (NORTH AMERICA), INC.



          United Rentals (North America), Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

          1. The name of the corporation is United Rentals (North America), Inc. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 14, 1997, under the name United System, Inc.

          2. Pursuant to Section 245 of the Delaware General Corporation Law, this Restated Certificate of Incorporation only restates and integrates, and does not further amend, the provisions of the Corporation's certificate of incorporation as heretofore amended or supplemented (the "Certificate of Incorporation"), there being no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

          3. The terms and provisions of this Restated Certificate of Incorporation have been duly adopted pursuant to the provisions of Section 245 of the Delaware General Corporation Law.

          4. The text of the Certificate of Incorporation is hereby restated to read in its entirety as follows:


                                   ARTICLE I.

          The name of the Corporation is United Rentals (North America), Inc.

                                  ARTICLE II.

          The address of the Corporation's registered office in the State of Delaware is United Corporate Services, Inc., 15 East

North Street, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is United Corporate Services, Inc.

                                  ARTICLE III.

          The aggregate number of shares which the Corporation shall have authority to issue shall be three thousand (3,000), consisting of three thousand (3,000) shares of Common Stock, par value $0.01 per share.

                                  ARTICLE IV.

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law.

                                   ARTICLE V.

          A.   By-Laws.  In furtherance and not in limitation of the powers
               -------
conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal the By-Laws of the Corporation. Any By-Laws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Restated Certificate of Incorporation to the contrary, the By-Laws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

          B.   Amendment of Certificate of Incorporation. Notwithstanding any
               -----------------------------------------
other provision contained in this Restated Certificate of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, this Article V and Articles VI, VII, VIII and IX of this Restated Certificate of Incorporation shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least 66-2/3% of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors.

                                  ARTICLE VI.

          The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors (the "Board"). The Board may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

          A.   Number of Directors.  The number of directors comprising the
               -------------------
entire Board shall, subject to the right, if any, of holders of Preferred Stock to elect directors under specified circumstances, be such number as may be fixed from time to time exclusively by the Board by action of a majority of the directors then in office. If the number of directors at any time is fixed at three or greater, then thereafter in no event shall such number be fewer than three or greater than nine, unless approved by action of not less than two-thirds of the directors then in office. No director need be a stockholder.

          B.   Classes and Terms of Directors.  The directors shall be divided
               ------------------------------
into three classes (I, II and III). The number of directors comprising each class (assuming no vacancy in any class) shall be as nearly equal in number as possible based upon the number of directors comprising the entire Board. The Board shall, at or before the first meeting of the Board following the Effective Time (as that term is defined in the document titled "Amended and Restated Certificate of Incorporation of United System, Inc." filed with the Delaware Secretary of State on September 11, 1997), designate the class to which each director then serving shall be a member. The initial term of the directors in Class I shall extend until the first annual meeting of stockholders following the Effective Time; the initial term of the directors in Class II shall extend until the second annual meeting of stockholders following the Effective Time; and the initial term of the directors in Class III shall extend until the third annual meeting of stockholders following the Effective Time. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

          C.   Newly-Created Directorships and Vacancies. Subject to the rights
               -----------------------------------------
of the holders of any class or series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board (and not by the stockholders unless there are no directors then in office), provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. A director elected to fill a newly created directorship or other vacancy shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor has been elected and qualified.

          D.   Removal of Directors.  Subject to the rights of the holders of
               --------------------
any class or series of Preferred Stock then outstanding, the directors or any director may be removed from office any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

          E.   Rights of Holders of Preferred Stock.  Notwithstanding the
               ------------------------------------
foregoing provisions of this Article VI, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the rights and preferences of such Preferred Stock, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such rights and preferences.

          F.   Written Ballot Not Required.  The election of directors need not
               ---------------------------
be by written ballot unless the By-Laws of the Corporation shall so provide.

                                  ARTICLE VII.

          The By-Laws of the Corporation may provide, without limitation, requirements relating to the notice and conduct of annual meetings, special meetings, and the nomination and election of directors of the Corporation.

                                 ARTICLE VIII.

          In furtherance and not in limitation of the powers conferred by law or in this Restated Certificate of Incorporation, the Board (and any committee of the Board) is expressly authorized, to the extent permitted by law, to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (a) encourage any person to enter into negotiations with the Board and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such person or (b) contest or oppose any such transaction which the Board or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of plans or the issuance of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities (i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board or such committee and (ii) may provide that any holder or class of holders thereof designated by the Board or any such committee will be treated differently than all other holders in respect of the terms, conditions, provisions and rights of such securities.

                                  ARTICLE IX.

          Subject to the rights, if any, of holders of any class or series of Preferred Stock then outstanding, (i) stockholders are not permitted to call a special meeting of stockholders or to require the Board or officers of the Corporation to call such a special meeting, (ii) a special meeting of stockholders may only be called by a majority of the Board or by the chief executive officer, (iii) the business permitted to be conducted at a special meeting of stockholders shall be limited to matters properly brought before the meeting by or at the direction of the Board, and (iv) any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders and cannot be taken by consent in writing.

          Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statute) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the By-Laws of the Corporation.

                                   ARTICLE X.

          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

                                  ARTICLE XI.

          Any act or transaction by or involving the Corporation that requires for its adoption under the General Corporation Law of the State of Delaware or this certificate of incorporation the approval of the stockholders of the Corporation shall, by virtue of this reference to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of United Rentals, Inc., a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of

Delaware and/or the certificate of incorporation of this Corporation.

          IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be duly executed this 12th day of August, 1998.


                         United Rentals (North America), Inc.


                         By:/s/ Sandra E. Welwood
                            ---------------------
                            Name: Sandra E. Welwood
                            Title: Vice President